WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE> 6
<CIK> 0000837389
<NAME> FREMONT MUTUAL FUNDS, INC.
<SERIES>
   <NUMBER> 11
   <NAME> FREMONT U.S. SMALL CAP FUND
<MULTIPLIER> 1000
<CURRENCY> US

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          OCT-31-2000
<PERIOD-START>                             NOV-01-1999
<PERIOD-END>                               APR-30-2000
<EXCHANGE-RATE>                                      1
<INVESTMENTS-AT-COST>                            57865
<INVESTMENTS-AT-VALUE>                           64894
<RECEIVABLES>                                      804
<ASSETS-OTHER>                                  sor"). The Advisor has hired a subadvisor for each of the Funds. Bee &
Associates, Incorporated is the subadvisor to the International Small Cap Fund and Capital Guardian Trust Company (CGTC) is the subadvisor to the International
Growth Fund. The Advisor recommends that you approve the Merger because it believes the Merger can increase the managerial efficiencies of these two Funds if they are merged. This is possible since each Fund invests in international securities, both look for reasonably priced, good value companies with a strong upside.
Proxy Proposal and vote tabulation:
To approve or disapprove a Merger of the Fremont International Small Cap Fund
 into the Fremont International Growth Fund (the "International Growth Fund")
, as a separate series of the Company, Providing for (i) the transfer of substantially all of the assets and liabilities of the International Small
 Cap Fund to the International Growth Fund in exchange for shares of
 International Growth Fund of equivalent value, (ii) the pro rata distribution of those International Growth Fund shares to the shareholders of uidation and termination of the International Small Small Cap Fund, all as
 described in the accompanying Combined Proxy Statement and Prospectus.
,           Shares Voted
For,        749,015.068
Against,             953.778

